Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2018 (except Note 18, as to which the date is June 29, 2018), in the Registration Statement (Form F-1) and related Prospectus of Aurora Mobile Limited dated June 29, 2018.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

June 29, 2018